UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2009

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported on the Form 8-K filed by AbitibiBowater Inc. ("AbitibiBowater") on March 19, 2009, on March 17, 2009, AbitibiBowater, Bowater Incorporated ("Bowater"), Bowater Newsprint South LLC ("Newsprint South"), each a wholly-owned subsidiary of AbitibiBowater, and certain subsidiaries of Bowater and Newsprint South, entered into a letter agreement modifying Bowater's U.S. and Canadian credit agreements (as amended, the "Credit Agreements") to extend the dates for (i) a reduction of the outstanding overadvance permitted by the Credit Agreements by approximately $15 million and (ii) a reduction of the maximum amount of available foreign accounts receivable included in the borrowing base of each Credit Agreement by $15 million, with each such reduction to occur on the date that is no later than March 24, 2009 (the "Reversion Date").

In addition to the scheduled reductions on the Reversion Date, the Credit Agreements currently provide for (i) a reduction of the aggregate lender commitment amount under the Credit Agreements by approximately $82.6 million, (ii) a reduction of the maximum amount of available foreign accounts receivable included in the borrowing base of each Credit Agreement by $25 million, with each such reduction described in clauses (i) and (ii) of this paragraph to occur on March 31, 2009 (the "Conversion Date"), and (iii) additional scheduled reductions of the aggregate lender commitment amount under the Credit Agreements by approximately $15,000,000 on March 31, 2009 (the "Additional Scheduled Reductions").

On March 24, 2009, the same parties entered into another letter agreement modifying the Credit Agreements to, among other things, (i) further extend the Reversion Date to April 3, 2009, (ii) extend the Conversion Date from March 31, 2009 to April 29, 2009, (iii) extend the date of the Additional Scheduled Reduction from March 31, 2009 to the Reversion Date, and (iv) reduce the aggregate lender commitment amount under the U.S. Credit Agreement to $370,436,241 and the aggregate lender commitment amount under the Canadian Credit Agreement to $125,874,933 on the earlier of March 31, 2009 and the Reversion Date. All other material terms and conditions of the Credit Agreements remain in full force and effect.

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

	By:	/s/ Jacques P. Vachon
Dated: March 27, 2009		Name: Jacques P. Vachon
Title: Senior Vice-President, Corporate Affairs and Chief Legal Officer